ENDO & COMPANY
                        CERTIFIED
                          PUBLIC
                       ACCOUNTANTS


      STATEMENT OF ISSUER'S PRINCIPAL ACCOUNTANT

          Endo & Company is the principal accountant for the issuer, Hosoi Garden Mortuary, Inc. On or about
May 10, 2000, Deloitte & Touche, LLC, auditors of Garden
Life Plan, Ltd. (GLP), the issuer's significant subsidiary, declined to stand for re-election for the audit of GLP's financial statements for its year ended
May 31, 2000. The issuer's principal accountant cannot provide an unqualified opinion on the issuer's financial statements unless and until GLP's financial statements for the year ended May 31, 2000 are completed.
Accordingly, the issuer's Annual Report for the year ended
May 31, 2000 cannot be filed timely without unreasonable effort or expense.

                            Endo & Company


                            By:  Jack Y. Endo, Principal